Exhibit 10.3
EXECUTIVE EMPLOYMENT AGREEMENT
     This Executive Employment Agreement (“Agreement”) is entered into by and between NovaRay Inc., a Delaware corporation with its principal place of business at 1850 Embarcadero Road, Palo Alto CA 94303 (“Company”) and Edward Solomon, who resides at 1110 Orange Ave., Menlo Park, California, 94025 (“Executive”) (collectively, the “parties”).
RECITALS
     WHEREAS, Vision Acquisition I, Inc., a Delaware Corporation (“Parent”), Vision Acquisition Subsidiary, Inc. a Delaware Corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and Company are in the process of negotiating a merger agreement (the “Merger Agreement”), pursuant to which Merger Sub would merge with and into Company, with Company remaining as the surviving entity after the merger (the “Merger”) whereby the stockholders of Company would receive common stock of Parent in exchange for their capital stock of Company;
     WHEREAS, concurrently with or immediately following the consummation of the Merger, Vision Capital and its affiliates and certain other investors (the “Financing Investors”) and Parent will complete a private placement financing whereby Parent will issue and sell its securities to the Financing Investors for aggregate gross proceeds to the Company of not less than $10,000,000.00 (not including conversion of any Company indebtedness) (the “Qualified Financing,” and with the Merger, collectively the “Proposed Transaction”);
     WHEREAS, the parties wish to provide for Executive’s employment with Company following the Proposed Transaction; and
     WHEREAS, this Agreement shall become effective upon the date of the Proposed Transaction (the “Effective Date”).
     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Employment. As of the Effective Date, Company shall employ Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.
     2. Duties.
          2.1. Position. Executive shall be employed in the position of Chief Technical Officer reporting to the Company’s Chief Executive Officer. Executive is responsible for setting and ensuring that the scientific and development direction of Company is achieved; and overseeing all intellectual property and science and development related concerns of Company. Executive shall perform faithfully and diligently such duties, as well as such other duties as Company shall reasonably assign from time to time. Executive also agrees to serve as an officer or director of Company or Parent upon request, without further compensation. Company reserves the right to reasonably modify Executive’s position and duties at any time in its sole and absolute discretion.

          2.2. Best Efforts/Full-time. Executive will expend Executive’s best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of Company at all times. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties, unless Executive notifies Company in advance of Executive’s desire to engage in other work or business activities and receives Company’s express written consent to do so. Company acknowledges that Executive is a Director and major shareholder of Triple Ring Technologies, and agrees that Executive may continue in these capacities provided that they do not give rise to a conflict of interest with Company. In no event shall Executive engage in any activity, paid or unpaid, that creates an actual or potential conflict of interest with Company (including but not limited to any work or business activity that is or might be competitive with, or that might place Executive in a competing position to that of Company).
          2.3. Work Location. Executive’s principal place of work shall be located in Palo Alto, at Company’s offices.
     3. Term. The employment relationship pursuant to this Agreement shall be for an initial term commencing on the Effective Date set forth above and continuing until terminated in accordance with Section 7 below.
     4. Compensation.
          4.1. Salary. As compensation for the proper and satisfactory performance of all duties to be performed by Executive hereunder, Company shall pay to Executive a Base Salary of $285,000.00 per year, less applicable withholdings, payable in accordance with the normal payroll practices of Company. In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive will be entitled to receive his Base Salary earned through the date of such termination.
          4.2. Incentive Compensation. Executive may be granted incentive compensation in the Company’s discretion. If Company, in its sole and absolute discretion, grants Executive incentive compensation, the terms, amount and payment of such incentive compensation will be determined solely by Company.
          4.3. Stock Options. Executive may be granted stock options from time to time in the discretion of Company subject to the terms and conditions of a Company approved stock option plan and pursuant to the stock option agreement under which such options are granted.
          4.4. Performance and Salary Review. Company will periodically review Executive’s performance on no less than an annual basis. Executive’s salary or other compensation may be adjusted from time to time in Company’s sole and absolute discretion.
     5. Customary Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to executives of Company subject to the terms and conditions of Company’s benefit plan documents. Company reserves the right to modify or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.
     6. Business Expenses. Executive will be reimbursed for all out-of-pocket business expenses reasonably incurred in the performance of Executive’s duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies.
     7. Termination of Employment.
          7.1. Termination for Cause by Company. Company may terminate Executive’s employment immediately at any time for Cause if: (a) Executive engages in any acts or omissions constituting gross negligence, recklessness, willful misconduct or dishonesty on the part of Executive with respect to Executive’s obligations or otherwise relating to the business of Company; (b) Executive breaches a material term of this Agreement; (c) Executive is convicted of or enters a plea of nolo contendere for fraud, misappropriation or embezzlement, or of any crime or engaging in any conduct which Company, in its discretion, determines has or may adversely impact Company; (d) Executive breaches his fiduciary duties toward Company; (e) Executive breaches or violates his obligations under the Confidential Information and Invention Assignment Agreement referenced in Section 9 below; (f) Executive persistently fails to satisfactorily perform his duties and responsibilities; (g) Executive refuses to follow a specific, lawful direction or order of the Company or its Board of Directors; and (h) Executive dies or becomes mentally or physically incapacitated and cannot perform the essential functions and duties of his position. In the event Executive’s employment is terminated in accordance with this subparagraph 7.1, Executive shall be entitled to receive only (x) his Base Salary then in effect, earned through the date of such termination, (y) benefits coverage through the date of such termination, and (z) reimbursement of business expenses properly incurred prior to the date of such termination and submitted in accordance with the Company’s policies (collectively referred to as “Standard Entitlements”). All benefits and perquisites of employment shall cease as of the date of termination, and all other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished on the date of termination. Without limiting the foregoing, in the event of a termination for Cause, Executive will not be eligible to receive the Severance Benefits or any part thereof described in subparagraph 7.2 below.
          7.2. Termination Without Cause By Company/Severance. Company may terminate Executive’s employment under this Agreement without Cause at any time. In the event of such termination, Executive will receive the Standard Entitlements plus the following Severance Benefits: (a) twelve (12) months of Executive’s Base Salary then in effect on the date of termination, payable in the form of salary continuation (the “Severance Pay”), and (b) the vesting of any stock options held by Executive at the time of such termination will accelerate as to the number of shares that otherwise would have vested and been exercisable as of the date that is twenty-four (24) months from the date of termination. The Severance Pay will be payable in accordance with Company’s regular payroll cycle. Executive’s receipt of the Severance Benefits will be contingent upon: (x) Executive’s compliance with all surviving provisions of this Agreement as specified in subparagraph 15.7 below; (y) Executive’s execution of a full general release in a form provided by the Company, releasing all claims, known or unknown, that

Executive may have against Company arising out of or any way related to Executive’s employment or termination of employment with Company; and (z) Executive’s agreement to act as a consultant for Company for up to a maximum of sixty (60) calendar days immediately following the date of termination, without additional compensation, if requested to do so by Company. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.
          7.3. Voluntary Resignation By Executive. Executive may voluntarily resign Executive’s position with Company at any time on thirty (30) days advance written notice. The Company shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of such notice period as long as the Company pays Executive’s Base Salary through the last day of the thirty (30) day notice period. In the event of Executive’s resignation, Executive shall be entitled to receive only the Standard Entitlements. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, in the event Executive resigns from his employment with the Company, Executive will not be entitled to receive the Severance Benefits described in paragraph 7.2 above.
          7.4. Termination of Executive Following Change In Control.
               (a) Severance Pay. If Executive’s employment is terminated by Company without Cause or by Executive for Good Reason (as that term is defined below) within one year after a Change in Control (as that term is defined below), Executive shall be entitled to receive the Standard Entitlements. In addition, Executive also shall receive (i) the Severance Pay described in subparagraph 7.2(a) above, and (ii) full accelerated vesting of all stock options, provided Executive complies with the conditions set forth in subparagraph 7.2(x)-(z) above. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished as of the date of termination.
               (b) Good Reason. Executive’s termination shall be for “Good Reason” if Executive provides written notice to Company of the Good Reason within six (6) months of the event constituting Good Reason and provides Company with a period of twenty (20) days to cure the Good Reason and Company fails to cure the Good Reason within that period. For purposes of this Agreement, “Good Reason” shall mean any of the following events if (i) the event is effected by Company without the consent of Executive and (ii) such event occurs after a Change in Control (as hereinafter defined): (A) a change in Executive’s position with Company which materially reduces Executive’s level of responsibility; (B) a material reduction in Executive’s Base Salary, except for reductions that are comparable to reductions generally applicable to similarly situated executives of Company; or (C) a relocation of Executive’s principal place of employment by more than fifty (50) miles.
               (c) 280G. If, due to the benefits provided under subparagraph 7.4(a) above and/or any other benefits, Executive is subject to any excise tax due to characterization of any amounts payable under subparagraph 7.4(a) and/or any other benefits as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), Executive may elect, in Executive’s sole discretion, to reduce the amounts payable under subparagraph 7.4(a) and/or any other benefits in order to avoid any “excess parachute payment” under Section 280G(b)(1) of the Code.
               (d) Change of Control. A Change of Control is defined as any one of the following occurrences:
                    (i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of Company under an employee benefit plan of Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the securities of Company representing more than 50% of (a) the outstanding shares of common stock of Company or (b) the combined voting power of Company’s then-outstanding securities; or
                    (ii) The sale or disposition of all or substantially all of Company’s assets (or any transaction having similar effect is consummated) other than to an entity of which Company owns at least 50% of the Voting Stock so long as the sale or disposition is not under duress of Company’s financial hardship; or
                    (iii) Company is party to a merger or consolidation that results in the holders of voting securities of Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than 50% of the combined voting power of the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation.
     8. Competitive Employment. During the term of Executive’s employment with Company, and during any period during which Executive is receiving Severance Pay or Severance Benefits from Company (pursuant to Sections 7.2 or 7.4(a)), Executive agrees that Executive will not directly or indirectly compete with Company in any way, and will not act as an officer, director, executive, consultant, shareholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Executive’s employment with Company, as may be determined by Company in its sole discretion. Further, Executive agrees not to refer any client or potential client to competitors of Company without Company’s written consent during the term of Executive’s employment with Company or during any period in which Executive is receiving Severance Pay or Severance Benefits from Company (pursuant to Section 7.2 or 7.4(a)).
     9. Confidentiality and Proprietary Rights. Executive agrees to abide by Company’s Proprietary Rights policies and to protect the intellectual property of Company In accordance, Executive has signed, contemporaneously with the execution of this Agreement, a Confidential Information and Invention Assignment Agreement, which is incorporated herein by this reference.
     10. Non-Solicitation.

          10.1. Non-Solicitation of Employees and Independent Contractors. Executive agrees that during Executive’s employment with Company and for a period of one year after the termination of Executive’s employment with Company for any reason, Executive will not directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s relationship with any employee or independent contractor; solicit or encourage any of Company’s employees or independent contractors to discontinue their employment or services with Company; or cause others to solicit or encourage any of Company’s employees or independent contractors to discontinue their employment or services with Company.
          10.2. Non-Solicitation of Customers. Executive acknowledges that proprietary information about Company’s customers is confidential and constitutes trade secrets of Company. Executive agrees that during Executive’s employment with Company and for a period of one year following the termination of Executive’s employment with Company, Executive will not, either directly or indirectly, separately or in association with others, do any of the following: (i) make known, to any person, firm or corporation, the names and addresses of any of the customers of Company or contacts of Company within the biotech industry or any other information pertaining to such persons; (ii) call on, solicit, take away, or attempt to call on, solicit or take away any of the customers of Company on whom Executive called or with whom Executive became aware or acquainted during Executive’s association with Company, whether for Executive or for any other person, firm or corporation; or (iii) use or make known to any person or entity, the strategies, tactics, practices, and procedures by which Company does business.
     11. Injunctive Relief. Executive acknowledges that Executive’s breach of the covenants contained in paragraphs 9-10 (collectively “Covenants”) would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security, in addition to whatever remedies it may have in law, in equity, or otherwise.
     12. Return of Company Property. On termination of employment with Company for whatever reason, or at the request of Company before termination, Executive agrees to promptly deliver to Company all records, files, computer disks, memoranda, documents, lists and other information regarding or containing any Proprietary Information (as defined in the Confidential Information and Invention Assignment Agreement executed herewith), including all copies, reproductions, summaries or excerpts thereof, then in Executive’s possession or control, whether prepared by Executive or others. Executive also agrees to promptly return, upon termination or at any time upon Company’s request, any and all Company property issued to Executive, including but not limited to computers, facsimile transmission equipment, cellular phones, keys and credits cards. Executive further agrees that should Executive discover any Company property or Proprietary Information in Executive possession after Executive’s termination and departure from Company, Executive agrees to return it promptly to Company without retaining copies or excerpts of any kind.

     13. No Violation of Rights of Third Parties. Executive warrants that Executive’s performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive prior to Executive’s employment with Company. Executive agrees not to disclose to Company, or induce Company to use, any confidential or proprietary information or material belonging to any previous employers or others. Executive warrants that Executive is not a party to any other agreement that will interfere with Executive’s full compliance with this Agreement. Executive further agrees not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.
     14. Agreement to Arbitrate. Executive agrees to sign and be bound by the terms of the Company’s Arbitration Agreement, which is incorporated herein by this reference.
     15. General Provisions.
          15.1. Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.
          15.2. Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.
          15.3. Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
          15.4. Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.
          15.5. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California.
          15.6. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.
          15.7. Survival. Paragraphs 8 (“Competitive Employment”), 9 (“Confidentiality and Proprietary Rights”), 10 (“Non-Solicitation”), 11 (“Injunctive Relief”), 12 (“Return of Company Property”) 14 (“Agreement to Arbitrate”), 15 (“General Provisions”) and 16 (“Entire Agreement”) of this Agreement shall survive Executive’s employment by Company.
          15.8. Taxes. All amounts paid under this Agreement shall be paid less all applicable state and federal tax withholdings (if any) and any other withholdings required by any applicable jurisdiction or authorized by Executive. Notwithstanding any other provision of this Agreement whatsoever, the Company, in its sole discretion, shall have the right to provide for the application and effects of Section 409A of the Code (relating to deferred compensation arrangements) and any related administrative guidance issued by the Internal Revenue Service. The Company shall have the authority to delay the payment of any amounts under this Agreement to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of publicly-traded companies); in such event, the payment(s) at issue may not be made before the date which is six (6) months after the date of Executive’s separation from service, or, if earlier, the date of death.
     16. Entire Agreement. This Agreement, including Company’s Confidential Information and Invention Assignment Agreement herein incorporated by reference, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and the Board of Directors of Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated: December 19, 2007	/s/ Edward Solomon
Edward Solomon

Dated: December 19, 2007	By:	/s/ Lynda Wijcik
Lynda Wijcik
Chairman NovaRay Inc.